Exhibit 23.2
LETTER REGARDING UNAUDITED INTERIM FINANCIAL INFORMATION

November 10, 2014
Zoetis Inc.
Florham Park, New Jersey
Re: Registration Statement on Form S-8 of Zoetis Inc.
With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated May 13, 2014, August 12, 2014, and November 10, 2014 related to our reviews of interim financial information. Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.
/s/ KPMG LLP
New York, New York